UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                              October 31, 2005 (October 26, 2005)

Clarient, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, CA		92675
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code                                      (949) 443-3355

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       Entry into a Material Definitive Agreement

Construction Agreement with LCS Constructors, Inc.

On October 26, 2005 the Clarient, Inc. (the “Company”) entered into a construction agreement with LCS Constructors, Inc., (“LCS”), a team of general contractors and construction managers dedicated to the planning, design, construction, and facility support of laboratories and technical facilities, to build-out its newly-leased facility in Aliso Viejo, California.  Under the terms of the agreement, LCS will provide or arrange for construction services, materials, equipment, permits and liability insurance for the construction of the Aliso Viejo facility.  The project is expected to be completed in three phases, with a first phase target substantial completion date of December 31, 2005, at which time we anticipate moving our lab facilities to this new location.  If LCS does not achieve substantial completion on or prior to the substantial completion date, the Company will be entitled to deduct and offset against sums otherwise payable to LCS an amount equal to $1,000 for each calendar day after the substantial completion date until substantial completion is achieved. The total amount to be paid for the first phase of the build-out pursuant to the contract is $3.7 million with an additional $200,000 contingency to cover change orders, in each case subject to adjustment.  Fees for the remaining two phases of the build-out will be included in amendments to this contract and are estimated to be approximately $1.5 million for Phase II and $350,000 for Phase III.  The anticipated substantial completion date for Phase II and Phase III is March 31, 2006.  Payments for all phases will be made in installments based on the percentage of completion.  The final payment on each phase will be made after LCS has completed the applicable phase in its entirety, all corrective items have been completed and the architect prepares a final completion notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: October 31, 2005	By:	STEPHEN T.D. DIXON
	Name:	Stephen T.D. Dixon
	Title:	Executive Vice President and
Chief Financial Officer